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                                                                      EXHIBIT 11

             FRESENIUS MEDICAL CARE HOLDINGS, INC. AND SUBSIDIARIES
  WEIGHTED AVERAGE NUMBER OF SHARES AND EARNINGS USED IN PER SHARE COMPUTATION
                        (DOLLARS AND SHARES IN THOUSANDS)



                                                   SUCCESSOR      PREDECESSOR          SUCCESSOR      PREDECESSOR
                                                   ---------      -----------          ---------      -----------
                                                       THREE MONTHS ENDED                  SIX MONTHS ENDED
                                                            JUNE 30,                            JUNE 30,
                                                   --------------------------          --------------------------
                                                     1997              1996              1997             1996
                                                     ----              ----              ----             ----

The weighted average number of shares of
     Common Stock were as follows ...............   90,000            97,888            90,000            97,259
                                                    ======            ======            ======            ======


Income used in the computation of earnings per share were as follows:


                                               SUCCESSOR      PREDECESSOR         SUCCESSOR      PREDECESSOR
                                               ---------      -----------         ---------      -----------
                                                   THREE MONTHS ENDED                  SIX MONTHS ENDED
                                                        JUNE 30,                           JUNE 30,
                                               --------------------------         ---------------------------
                                                 1997              1996              1997             1996
                                                 ----              ----              ----             ----

Net Income .............................       $10,534           $33,918           $17,171           $60,363

Dividends paid on preferred stocks .....          (130)             (131)             (260)             (261)
                                                ------            ------            ------            ------

Income used in per share computation
      of earnings ......................       $10,404           $33,787           $16,911           $60,102
                                               =======           =======           =======           =======

Earnings per share .....................        $ 0.12            $ 0.35            $ 0.19            $ 0.62
                                                ======            ======            ======            ======